UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934 (Amendment No.     )

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☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☑  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

BLAIR CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1)	Title of each class of securities to which transaction applies:

Common Stock, no par value, of Blair Corporation

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FOR IMMEDIATE RELEASE:

CONTACTS:

INVESTMENT: Georgeson Inc. (866) 229-8451	MEDIA: Jude Dippold 814-728-8084
INSTITUTIONAL SHAREHOLDER SERVICES, GLASS LEWIS & CO., PROXY GOVERNANCE
SUPPORT BLAIR MERGER WITH APPLESEED’S TOPCO INC.
Warren, PA, April 12, 2007 — Blair Corporation (AMEX: BL), a national catalog and multi-channel direct marketer of women’s and men’s apparel and home products, today announced that Institutional Shareholder Services (ISS), Glass Lewis & Co., and PROXY Governance, the nation’s leading independent proxy advisory firms, recommend that Blair shareholders vote “FOR” the proposed acquisition of Blair by Appleseed’s Topco, Inc.  ISS, Glass Lewis and PROXY Governance provide voting advice to thousands of institutional investors, mutual and pension funds and other fiduciaries.
Craig Johnson, Chairman of the Board of Blair, said, “I am very pleased that ISS, Glass Lewis and PROXY Governance each have recommended to their clients that they vote to approve the merger agreement.”
As announced on January 23, 2007, the Company entered into a definitive merger agreement by which Appleseed’s, a portfolio company of Golden Gate Capital, will acquire all of the outstanding shares of Blair common stock in an all-cash transaction of $42.50 per share. The transaction is expected to close in the spring of 2007, subject to stockholder approval and the satisfaction of other previously disclosed closing conditions.
The Board of Directors of Blair has unanimously determined that the merger agreement is in the best interests of the Company and its stockholders and recommends that stockholders vote “FOR” the adoption of the merger agreement at the upcoming special meeting of stockholders to be held on April 24, 2007.
Stockholders with questions regarding the solicitation may contact Blair’s proxy solicitor, Georgeson Inc., at (866) 229-8451.
Important Information For Stockholders
In connection with the proposed merger and related transactions, Blair Corporation has filed a definitive proxy statement with the Securities and Exchange Commission. Blair stockholders are urged to read the definitive proxy statement carefully, because it contains important information. Stockholders are able to obtain a copy of the proxy statement and other documents containing information about Blair Corporation, free of charge, at the SEC’s web site at www.sec.gov. In addition, copies of the proxy statement are available free of charge on the investor relations portion of the Blair Corporation website at www.blair.com, and may also be obtained by writing Blair Corporation’s investor relations department, at 220 Hickory Street, Warren, PA 16366, or by calling Georgeson Inc. at (866) 229-8451. Blair Corporation and its respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from Blair Corporation’s stockholders in respect of the proposed transaction. Information regarding Blair Corporation’s directors and executive officers and their ownership of Blair securities is set forth in the definitive proxy statement. Further information regarding persons who may be deemed participants, including any direct or indirect interests they may have, is also set forth in the definitive proxy statement filed on March 21, 2007.
About Blair
Headquartered in Warren, Pennsylvania, Blair Corporation sells a broad range of women’s and men’s apparel and home products through direct mail marketing and its Web site www.blair.com. Blair Corporation employs approximately 1,900 associates (worldwide) and operates facilities and retail outlets in Northwestern Pennsylvania as well as a catalog outlet in Wilmington, Delaware. The company, which has annual sales of approximately $425 million, is publicly traded on the American Stock Exchange (Amex: BL). For additional information, please visit http://www.blair.com.
About Appleseed’s Topco, Inc.
A portfolio company of Golden Gate Capital, Appleseed’s Topco, Inc. is a leading, multi-channel marketer of apparel and home products focused on serving the needs of the rapidly growing market segment of women and men above the age of fifty. With more than $650 million in annual revenues currently and over $1.1 billion post-transaction, Appleseed’s provides quality products to consumers through the direct channels of catalog, internet and retail, with a relentless focus on delivering superior service. Appleseed’s Topco is comprised of the brands Appleseeds, Draper’s & Damon’s, Haband, Norm Thompson, Sahalie, Solutions and the Tog Shop.
About Golden Gate Capital
Golden Gate Capital is a San Francisco-based private equity firm with over $3.0 billion of capital under management dedicated to investing in change- intensive opportunities. The firm’s charter is to partner with world-class management teams to make equity investments in situations where there is a demonstrable opportunity to significantly enhance a company’s value. The principals of Golden Gate Capital have a long and successful history or investing with management partners across a wide range of industries and transaction types. For more information, please visit www.goldengatecap.com.
Safe Harbor Statements
This release contains certain statements, including without limitation, statements containing the words “believe,” “plan,” “expect,” “anticipate,” “strive,” and words of similar import relating to future results of the Company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to, changes in political and economic conditions, demand for and market acceptance of new and existing products, as well as other risks and uncertainties detailed in the most recent periodic filings of the Company with the Securities and Exchange Commission. The company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.